EXHIBIT 99.1

Lixte Biotechnology Holdings, Inc. Announces the Appointment of Gil N Schwartzberg to its Board of Directors

EAST SETAUKET, New York, April 13, 2021 - Lixte Biotechnology Holdings, Inc. (“Lixte” or the “Company”) (Nasdaq: LIXT), a clinical-stage drug discovery company developing pharmacologically active drugs for use in cancer treatment, announced the appointment of Gil N Schwartzberg to its Board of Directors. Mr. Schwartzberg is filling a vacancy created by the resignation of Winson (Sze Chun) Ho, M.D.

Dr. John S. Kovach, the Founder and Chief Executive Officer of Lixte, commented, “Gil Schwartzberg has played an important role advising and supporting Lixte since its inception. We are pleased to be welcoming Mr. Schwartzberg to our Board of Directors.”

Dr. Kovach continued, “Dr. Ho is leaving the Lixte Board of Directors to focus his talents and expertise on clinical and pre-clinical cancer research in academic medicine. Dr. Ho has served Lixte with distinction and we wish him great success in his future endeavors.”

Gil N Schwartzberg, JD, ScD (hon) has been a consultant to Lixte since its founding. Previously, Mr. Schwartzberg was Chairman of the Board, President and Chief Executive Officer of the City of Hope National Medical Center, one of the nation’s leading biomedical research and treatment facilities and a National Cancer Institute (NCI) Comprehensive Cancer Center. Mr. Schwartzberg is the only person in the hundred-plus-year history of City of Hope to have served as both Chairman of the Board and Chief Executive Officer. Mr. Schwartzberg is now City of Hope Chairman Emeritus for life.

Prior to his joining the City of Hope, Mr. Schwartzberg was Vice Chairman of the Board of Directors of Sterling Bank of Los Angeles, of which he was a founder, and where he served for many years as the Chairman of the Loan Committee until the bank’s sale. Additionally, Mr. Schwartzberg was a founding shareholder of Skechers USA, Inc. (NYSE: SKX). Mr. Schwartzberg is currently a consultant to Skechers and both trustee and co-trustee of trusts that hold the controlling interest in Skechers USA, Inc.

Mr. Schwartzberg earned a Juris Doctorate awarded magna cum laude. Mr. Schwartzberg practiced law, specializing in business structure and transactions and remains a member in good standing of the California Bar. Mr. Schwartzberg is the author of two books: Warning! Toxic Business Mistakes and How to Avoid Making Them and Jane Austen’s Persuasion Annotated, a Royal Navy Reading Companion.

About Lixte Biotechnology Holdings, Inc.

Lixte Biotechnology Holdings, Inc. (Nasdaq: LIXT) is a clinical-stage pharmaceutical company dedicated to discovering drugs for more effective treatments for many forms of cancer and other serious common diseases. A major driver of cancer is defects in the switches that turn the biochemical pathways in cells on and off. Most cancer research over the past 30 years has focused on the “on” switches because the “off” switches, especially the master “off” switch protein phosphatase (PP2A), were believed to cause intolerable toxicity in patients. Lixte has achieved a breakthrough with its novel, first-in-class lead compound, PP2A inhibitor LB-100, by demonstrating that it is readily tolerated in cancer patients at dose levels associated with anti-cancer activity. This innovative approach encourages cancer cells, damaged by chemo or other cancer therapies, to continue to replicate before repairing the damage, leading to the more efficient death and elimination of those cells from the body. Lixte has partnered with top medical institutions and leading academic research centers to advance the clinical development of its compounds. Lixte’s LB-100 lead compound, of which there are no competitors known to Lixte, is being tested in three clinical cancer treatment studies, with others in planning. Additional information on Lixte and its research activities is available at www.lixte.com.

Forward-Looking Statements

This announcement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. For example, statements regarding the Company’s financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future product demand, supply, manufacturing, costs, marketing and pricing factors are all forward-looking statements. These statements are generally accompanied by words such as “intend,” anticipate,” “believe,” “estimate,” “potential(ly),” “continue,” “forecast,” “predict,” “plan,” “may,” “will,” “could,” “would,” “should,” “expect” or the negative of such terms or other comparable terminology. The Company believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to it on the date hereof, but the Company cannot provide assurances that these assumptions and expectations will prove to have been correct or that the Company will take any action that the Company may presently be planning. However, these forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual results or experience may differ materially from those expected or anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, regulatory policies, available cash, research results, competition from other similar businesses, and market and general economic factors. This discussion should be read in conjunction with the Company’s filings with the United States Securities and Exchange Commission at http://www.sec.gov/edgar.shtml.

Lixte Contact:

info@lixte.com

General Phone: (631) 830-7092

Investor Phone: (888) 289-5533